UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2008

Consolidated Edison, Inc.

(Exact name of registrant as specified in its charter)

New York	1-14514	13-3965100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Irving Place, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(212) 460-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 20, 2008, Consolidated Edison, Inc. (Con Edison) issued $326.3 million aggregate principal amount of 8.71% unsecured notes, due June 30, 2022, in exchange for a like amount of project debt in connection with the purchase by a subsidiary of Consolidated Edison Development, Inc. (Con Edison Development) of a 525 MW generating project in Newington, New Hampshire (the Newington Project). Upon completion of the exchange, the project debt was cancelled. Previously, the Newington Project had been leased by the subsidiary and Con Edison had guaranteed the payment of certain obligations in connection with the Newington Project. See Notes H and P to the financial statements in Item 8 of Con Edison’s Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 1-14514). As reported in Item 8.01 below, Con Edison Development subsequently completed the sale of its ownership interests in the Newington Project.

The new notes will be, and the project debt had been, included in Con Edison’s consolidated balance sheet. The new notes were issued pursuant to the Note Assumption and Exchange Agreement, dated as of June 20, 2008, between Con Edison and the institutional investors listed in Schedule I thereto (the Note Agreement). The description of the new notes in this Item 2.03 is qualified in its entirety by reference to the Note Agreement, a copy of which is included as an exhibit to this report and incorporated in this Item 2.03 by reference thereto.

The new notes, which rank pari passu with Con Edison’s other unsecured indebtedness, mature, bear interest and are subject to substantially the same terms as the project debt (other than terms relating to the project being leased or security for the debt), including the payment of a make-whole premium in connection with any optional prepayment. If an event of default under the Note Agreement occurs and is continuing, the note holders may declare the unpaid principal amount, together with any accrued and unpaid interest and applicable make-whole premium, forthwith due and payable in the manner, with such effect and subject to the conditions provided in the Note Agreement. Events of default under the Note Agreement include, among others, customary events of default and also the failure by Con Edison (or any permitted successor) to continue to beneficially own and operate, directly or indirectly, at least 51 percent of the electricity distribution business of Consolidated Edison Company of New York, Inc. in New York City; Con Edison’s ratio of consolidated debt to consolidated capital exceeding 0.675 to 1; and events of default of other indebtedness of Con Edison or its material subsidiaries having a then outstanding principal balance in excess of $100 million.

ITEM 8.01	Other Events.

Reference is made to Note N to the financial statements in Part I, Item 1 of Con Edison’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 and Con Edison’s Current Report on Form 8-K, dated May 8, 2008, which are incorporated in this Item 8.01 by reference thereto.

On June 23, 2008, Con Edison Development completed the sale of its ownership interests in the Newington Project. The Newington Project sale was the final stage of Con Edison Development’s sale of its ownership interests in power generating projects with an aggregate capacity of 1,706 megawatts (MW). The first stage, the sale of Con Edison Development’s interests in 1,181 MW of generating projects (Rock Springs, Ocean Peaking Power, CEEMI and Lakewood), was completed in May 2008.

Con Edison estimates that the cash proceeds, net of taxes and transaction expenses, and after-tax gain, net of transaction expenses, resulting from sales were as follows:

(Millions of Dollars)	Net Cash Proceeds	Net After-Tax Gain
May 2008 First Stage Sale	$575	$179
June 2008 Newington Project Sale	$500	$232

Total	$1,075	$411

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit 4	Note Assumption and Exchange Agreement, dated as of June 20, 2008, between Con Edison and the institutional investors listed in Schedule I thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED EDISON, INC.

By:	/s/ Robert Hoglund
Robert Hoglund
Senior Vice President and Chief Financial Officer

Date: June 23, 2008